                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (this "Agreement"), dated as of August 21, 2002, by and between ASSOCIATED MATERIALS INCORPORATED, a Delaware corporation (the "Company"), and JOHN F. HAUMESSER, an individual residing in the State of Ohio (the "Executive").

                                  WITNESSETH:

                  WHEREAS, the Executive currently serves as the Vice President of Human Resources of the Alside Division of the Company;

                  WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of March 16, 2002, among Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.) ("Parent"), Simon Acquisition Corp. and the Company (the "Merger Agreement"), the Company will become a wholly-owned subsidiary of Parent upon consummation of the transactions contemplated by the Merger Agreement; and

                  WHEREAS, the Company desires to retain the services and employment of the Executive on behalf of the Company following the Offer Completion Date, as such term is defined in the Merger Agreement, and the Executive desires to continue his employment with the Company, upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

         1. Employment. On the terms and subject to the conditions set forth herein, the Company hereby employs the Executive as the Vice President of the Alside Division of the Company, and the Executive accepts such employment, for the Employment Term (as defined in Section 3). During the Employment Term, the Executive shall serve as the Vice President of the Alside Division of the Company and shall report to the President and Chief Executive Officer of the Company, performing such duties as shall be reasonably required of a vice president, and shall have such other powers and perform such other duties as may from time to time be assigned to him by the President and Chief Executive Officer of the Company and the Board of Directors of the Company (the "Board"). To the extent requested by the Company's President and Chief Executive Officer or the Board, the Executive shall also serve on the Board or any committee of the Board, and/or as a director, officer or employee of Parent or any other person or entity which, from time to time, is a direct or indirect subsidiary of Parent (Parent and each such subsidiary, person or entity, other than the Company, are hereinafter referred to collectively as the "Affiliates," and individually as an "Affiliate"). The Executive's service as a director of the Company or as a director, officer or employee of any Affiliate shall be without additional compensation.

         2. Performance. The Executive will serve the Company faithfully and to the best of his ability and will devote his full business time, energy, experience and talents to the business of the Company and the Affiliates; provided, however, that it shall not be a violation of this Agreement for the Executive to manage his personal investments and business affairs, or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may reasonably select so long as such service does not interfere with the Executive's performance of his duties hereunder.

         3. Employment Term. Unless earlier terminated pursuant to Section 6, the Executive's term of employment hereunder shall begin on the Offer Completion Date (hereinafter referred to as the "Commencement Date"), and continue through the date which is one (1) year following the Commencement Date (the "Initial Term"); provided that such term shall be automatically extended for additional one (1) year periods commencing on the first day immediately following the expiration date of the Initial Term and successively thereafter on the first day immediately following the expiration of each such one-year period (each such period an "Additional Term") unless the Company shall have given notice to the Executive that the Company does not desire to extend the term of this Agreement, such notice to be given at least thirty (30) days prior to the end of the Initial Term or the applicable Additional Term (the Initial Term and any Additional Terms, if applicable, collectively, the "Employment Term").

         4. Compensation and Benefits.

                  (a) Salary. As compensation for his services hereunder and in consideration of the Executive's other agreements hereunder, during the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with the Company's payroll procedures, at an annual rate of One Hundred Sixty Thousand Dollars ($160,000), subject to annual review by the Board, which may increase, but not decrease, the Executive's base salary.

                  (b) Annual Incentive Bonus; Stock Options. The Executive shall be entitled to participate in an annual incentive bonus arrangement established by the Company on terms and conditions substantially as set forth in Exhibit A hereto. The Executive shall not be entitled to participate in any other annual cash bonus plan, program or arrangement with respect to any period to which the annual incentive bonus arrangement described in the immediately preceding sentence applies. The Executive shall also be entitled to participate in the stock option plan established by Parent.

                  (c) Retirement, Medical, Dental and Other Benefits. During the Employment Term, the Executive shall, in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the various retirement, medical, dental and other employee benefit plans made available by the Company, from time to time, for its executives.

                  (d) Vacation; Sick Leave. During the Employment Term, the Executive shall be entitled to not less than three (3) weeks of vacation during each calendar year and sick leave in accordance with the Company's policies and practices with respect to its executives.

                  (e) Business Expenses. (1) The Company shall reimburse or advance payment to the Executive for all reasonable expenses actually incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

                  (2) During the Employment Term, the Executive shall be paid an automobile allowance in the amount of $900 per month. Such allowance shall be paid by the Company to the Executive on the last business day of each month or otherwise in accordance with Company policy.

         5. Covenants of the Executive. The Executive acknowledges that in the course of his employment with the Company he has and will become familiar with the Company's and the Affiliates' trade secrets and with other confidential information concerning the Company and the Affiliates, and that his services are of special, unique and extraordinary value to the Company and the Affiliates. Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the restrictive covenants set forth in this Section 5 and that such restrictions and covenants are reasonable given the nature of the Executive's duties and the nature of the Company's business.

                  (a) Noncompetition. During the Employment Term and for the Restricted Period (as hereinafter defined) following termination of the Employment Term, the Executive shall not, within any jurisdiction or marketing area in which the Company or any Affiliate is doing or is qualified to do business, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any Business (as hereinafter defined), provided that the Executive's ownership of securities of two percent (2%) or less of any class of securities of a public company shall not, by itself, be considered to be competition with the Company or any Affiliate. For purposes of this Agreement, "Business" shall mean the manufacturing, production, distribution or sale of exterior residential building products, including, without limitation, vinyl siding, windows, fencing, decking, railings and garage doors, or any other business of a type and character engaged in by the Company or an Affiliate during the Employment Term. For purposes of this Agreement, the "Restricted Period" shall be (1) twenty-four (24) months if such termination occurs during the two-year period following the Commencement Date; or (2) one (1) year if such termination occurs after such two-year period following the Commencement Date.

                  (b) Nonsolicitation. During the Employment Term and for the Restricted Period following termination of the Employment Term, the Executive shall not, directly or indirectly, (i) employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee of the Company or any Affiliate during the Employment Term; (ii) otherwise induce or attempt to induce any employee of the Company or an Affiliate to leave the employ of the Company or such Affiliate, or in any way knowingly interfere with the relationship between the Company or any Affiliate and any employee respectively thereof; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or interfere in any way with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.

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                  (c) Nondisclosure; Inventions. For the Employment Term and
thereafter, (i) the Executive shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Board of any such order), directly or indirectly, other than in the regular and proper course of business of the Company and the Affiliates, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company or any Affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company or the Affiliates (all of the foregoing collectively hereinafter referred to as, "Confidential Information"), and (ii) the Executive will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company and the Affiliates; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by the Executive. All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of the Company which are related to the business of the Company and the Affiliates shall be and become the sole property of the Company, unless released in writing by the Board, and the Executive hereby assigns any and all rights therein or thereto to the Company.

                  (d) Nondisparagement. During the Employment Term and thereafter, the Executive shall not take any action to disparage or criticize the Company or any Affiliate or their respective employees, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company or any Affiliate. Nothing contained in this Section 5(d) shall preclude the Executive from enforcing his rights under this Agreement.

                  (e) Return of Company Property. All Confidential Information, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or an Affiliate, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitations, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term.

                  (f) Enforcement. The Executive acknowledges that a breach of his covenants contained in this Section 5 may cause irreparable damage to the Company and the Affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants contained in this Section 5, in addition to any other remedy which may be available at law or in equity, the Company and the Affiliates shall be entitled to specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

                  (g) Scope of Covenants. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this
Section 5 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable

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under the circumstances of the activities contemplated by this Agreement. In the event that the agreements in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

         6. Termination. The employment of the Executive hereunder shall automatically terminate at the end of the Employment Term. The employment of the Executive hereunder and the Employment Term may also be terminated at any time by the Company with or without Cause. For purposes of this Agreement, "Cause" shall mean: (i) embezzlement, theft or misappropriation by the Executive of any property of the Company or an Affiliate; (ii) any breach by the Executive of the Executive's covenants under Section 5; (iii) any breach by the Executive of any other material provision of this Agreement which breach is not cured, to the extent susceptible to cure, within thirty (30) days after the Company has given notice to the Executive describing such breach; (iv) willful failure by the Executive to perform the duties of his employment hereunder which continues for a period of fourteen (14) days following written notice thereof by the Company to the Executive; (v) the conviction of, or a plea of nolo contendere (or a similar plea) to, any criminal offense that is a felony or involves fraud, or any other criminal offense punishable by imprisonment of at least one year or materially injurious to the business or reputation of the Company involving theft, dishonesty, misrepresentation or moral turpitude; (vi) gross negligence or willful misconduct on the part of the Executive in the performance of his duties as an employee, officer or director of the Company or an Affiliate; (vii) the Executive's breach of his fiduciary obligations to the Company or an Affiliate; (viii) the Executive's commission of intentional, wrongful damage to property of the Company or an Affiliate; or (ix) any chemical dependence of the Executive which adversely affects the performance of his duties and responsibilities to the Company or an Affiliate. The existence or non-existence of Cause shall be determined in good faith by the Board. The employment of the Executive may also be terminated at any time by the Executive by notice of resignation delivered to the Company not less than ninety (90) days prior to the effective date of such resignation.

         7. Severance. If the Executive's employment hereunder is terminated during the Employment Term by the Company or is terminated due to expiration of the Employment Term following notice by the Company not to extend the Employment Term in accordance with Section 3, in each case other than for Cause or due to disability (as determined in the good faith discretion of the Board) or death, the Executive shall be entitled to receive as severance: (i) if such termination occurs during the two (2) year period following the Commencement Date, the severance pay and benefits payable under the terms of Sections 3(b), 3(c), 3(d), 3(e), 3(f) and 3(g) of the severance agreement attached as Exhibit B hereto (pursuant to which, the calendar year in which the "Change in Control" occurred, for purposes of Sections 3(d) and 3(e) thereunder, shall be 2002), or (ii) if such termination occurs other than as described in clause (i) immediately preceding, an amount equal to the Executive's base salary as in effect immediately prior to the date of the Executive's termination of employment for twelve (12) months (payable, at the Company's option, in a lump-sum or in equal installments in accordance with the Company's payroll procedures during the twelve months following the date of the Executive's termination), and a pro rata portion (based on the number of days the Executive was employed by the Company during the calendar year of termination) of any incentive bonus otherwise payable in accordance with Section 4(b) for the year of termination of the Executive's employment, payable no earlier than the date on which such bonus, if any, would have been paid under the applicable plan or policy of the Company absent such termination of employment. If the Executive's employment is terminated otherwise than as described in this Section 7, the Executive shall not be entitled to any severance, termination pay or similar compensation or benefits, provided that the Executive shall be entitled to any benefits then due or accrued in accordance with the applicable employee benefit plans of the Company or applicable law, including "continuation coverage" under the Company's group health plans for purposes of Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"). As a condition of receiving any severance for which he otherwise qualifies under this Section 7, the Executive agrees to execute a general release of the Company and the Affiliates and their respective officers, directors and employees from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with the Executive's employment or termination of employment with the Company or this Agreement (including, without limitation, civil rights claims), in such form as is requested by the Company. The Executive acknowledges and agrees that, except as specifically described in this Section 7, all of the Executive's rights to any compensation, benefits (other than base salary earned through the date of termination of employment and any benefits due or accrued prior to termination of employment in accordance with the applicable employee benefit plans of the Company or applicable law), bonuses or severance from the Company or any Affiliate after termination of the Employment Term shall cease upon such termination.

         8. Notice. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, or sent by reputable overnight courier, postage prepaid, to the addresses set forth as follows:

                  If to the Company: Associated Materials Incorporated
                                     3773 State Road
                                     Cuyahoga Falls, Ohio 44223

                     With copies to: Harvest Partners, Inc.
                                     280 Park Avenue, 33rd Floor
                                     New York, New York 10017
                                     Attention: Ira D. Kleinman

                                and

                                     White & Case LLP
                                     1155 Avenue of the Americas
                                     New York, New York 10036
                                     Attention:  Oliver C. Brahmst, Esq.

                  If to the Executive: John F. Haumesser
                                       ____________________

                                       ____________________
or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party.

         9. General.

                  (a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State.

                  (b) Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

                  (c) Assignability. The Executive may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the employment of the Executive, personally, and the services to be rendered by him under this Agreement must be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Company and its successors and assigns. Without limiting the foregoing and notwithstanding anything else in this Agreement to the contrary, the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.

                  (d) Warranty by the Executive. The Executive represents and warrants to the Company that the Executive is not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, that restricts the Executive's ability to perform his obligations under this Agreement or that would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

                  (e) Compliance with Rules and Policies. The Executive shall perform all services in accordance with the lawful policies, procedures and rules established by the Company and the Board. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries and their respective employees, directors and officers.

                  (f) Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

                  (g) Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by the parties hereto. As of the date hereof, the severance agreement attached hereto as Exhibit B shall be cancelled and be of no further force or effect, except to the extent provided pursuant to Section 7, without the payment of any additional consideration by or to either of the parties thereto.

                  (h) Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

                  (i) Survival. The covenants set forth in Section 5 of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.

                  (j) Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies are cumulative and not exclusive.

                  (k) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

                  (l) Section References. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

                                 ASSOCIATED MATERIALS INCORPORATED

Date: August 21, 2002            By:/s/ Michael Caporale, Jr.
                                    Name: Michael Caporale, Jr.
                                    Title: President and Chief Executive Officer

                                 JOHN F. HAUMESSER

Date: August 25, 2002            /s/ John F. Haumesser
                                 --------------------------------

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                                                                       Exhibit A

                             Annual Incentive Bonus

The Executive's annual incentive bonus for each calendar year during the Employment Term shall be an amount based upon the Year Over Year Growth in Harvest Equity Value or Compounded IRR, whichever is greater (the "Growth Rate") as follows:

Growth Rate Hurdles                             Bonus
-------------------                             -----
Less than 15.00%                               $   0.00
15.00%                                         $ 16,000
25.00%                                         $ 80,000
30.00% or greater                              $120,000

                  If the actual Growth Rate for a particular calendar year is between two Growth Rate Hurdles, the applicable amount of bonus shall be determined by linear interpolation based on the difference between such Growth Rate Hurdles. Notwithstanding the foregoing, if the actual Year Over Year Growth in Harvest Equity Value is less than 15.00% the bonus shall be zero, and if the actual Growth Rate is equal to or greater than 30.00% the bonus shall be $120,000. Notwithstanding the foregoing, the Growth Rate for the calendar year ending December 31, 2002 shall be based solely on the Compounded IRR.

                  For purposes of the Executive's annual incentive bonus and the computation thereof:

1. Year Over Year Growth in Harvest Equity Value between December 31 of two successive calendar years shall be the excess of the Harvest Equity Value as of December 31 of the second such calendar year over the Harvest Equity Value as of December 31 of the first such calendar year divided by the Harvest Equity Value as of December 31 of the first such calendar year.

2. Compounded IRR shall mean, at any time, the annual discount rate which, if applied at such time to the aggregate value of all cash proceeds from the investments of the Harvest Funds (as defined in the Amended and Restated Stockholders Agreement by and among Parent and the stockholders of Parent, dated as of April 19, 2002, as amended from time to time) in Parent (taking into account the time such proceeds are received by the Harvest Funds) and the Harvest Equity Value at such time, would cause such aggregate value to equal the sum of the cost of the Harvest Funds' initial investment in Parent plus any additional amounts invested by the Harvest Funds in Parent (taking into account the amount of any such additional investment from the day on which the Harvest Fund made such additional investment).

3.       Harvest Equity Value, at any time, shall be determined as follows:

         (A) by multiplying Parent's trailing 12-month EBITDA at such time by 6.5, and adding to the resulting product cash and cash equivalents of Parent and its subsidiaries at such time (the "Enterprise Value"); and

         (B) by deducting from the Enterprise Value (a) indebtedness of Parent and its subsidiaries (including, without limitation, any capitalized leases) and (b) the aggregate liquidation preference of all outstanding preferred stock of Parent (plus accrued but unpaid dividends thereon) at such time (the Enterprise Value less the amounts described in clause (a) and
                  (b) is referred to as the "Common Equity Value"); and

         (C) by multiplying the Common Equity Value by a fraction the numerator of which is the number of shares of Parent's common stock owned by the Harvest Funds and the denominator of which is the total number of shares of Parent's common stock outstanding (the "Harvest Common Equity Value"); and

         (D) by adding to the Harvest Common Equity Value the aggregate liquidation preference of all outstanding preferred stock of Parent owned by the Harvest Funds (plus accrued but unpaid dividends thereon) at such time (all of the foregoing computations in clauses (B), (C) and (D) shall be made by assuming the full exercise of all outstanding employee and director options covering capital stock of Parent and that all shares of such stock held by employees and directors of Parent and its subsidiaries that are subject to restrictions on transfer or forfeiture are outstanding and fully vested).

4. EBITDA shall mean Parent's consolidated net income adjusted to exclude deduction of interest expense (net of interest income), income taxes, depreciation and amortization and the Harvest Fee pursuant to the Management Agreement, dated as of April 19, 2002, between Harvest Partners, Inc. and Associated Materials Incorporated, as amended from time to time, and to exclude gain or loss from sale of capital assets, and including deduction of all bonuses paid or accrued with respect to the Executive and all other officers and employees of Parent and its subsidiaries (including, without limitation, the Executive's bonus hereunder), for the relevant calendar year, calculated otherwise in accordance with generally accepted accounting principles, subject to any adjustments made in good faith by the Board. EBITDA shall be determined by the Company's management, subject to audit or review by Parent's external accountants and approval, in good faith, by the Board. EBITDA shall exclude any transaction- or merger-related costs which are expensed rather than capitalized and the effect of inventory write-ups made due to purchase accounting.

5. Any annual incentive bonus to which the Executive is entitled under this Agreement for any calendar year shall be paid in a cash lump-sum within thirty days following the close of Parent's books and completion of Parent's annual audit by its external accountants for such calendar year.

The Executive's entitlement to an annual incentive bonus shall be determined by the Board in good faith in accordance with this Exhibit A.

                                      -10-
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                                                                       Exhibit B

                    AMENDED AND RESTATED SEVERANCE AGREEMENT

                  THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this "Agreement"), dated as of December 27, 2001 (the "Effective Date"), is entered into between Associated Materials Incorporated, a Delaware corporation (the "Company"), and John F. Haumesser (the "Employee"). Certain terms used in this Agreement with initial capital letters are defined in Section 9.

                                    RECITALS:

                  1. The Company and the Employee are parties to a Severance Agreement, dated October 19, 2001 (the "Prior Agreement"), setting forth the terms and conditions of severance benefits for the Employee in the event of a Change in Control.

                  2. The Company and the Employee each desire to amend and restate in its entirety the Prior Agreement as set forth in this Agreement.

                  NOW, THEREFORE, the Company and the Employee agree as follows:

                  1. Operation of Agreement. This Agreement will be binding upon its execution, but, notwithstanding anything in this Agreement to the contrary, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, this Agreement shall become immediately operative without further action.

                  2. Termination Following a Change in Control. (a) In the event of a Change in Control, if the Employee's employment is terminated by the Company or a Subsidiary during the Severance Period, the Employee shall be entitled to the benefits provided by Section 3 unless such termination is the result of the occurrence of one or more of the following events:

                           (i)      The Employee's death;

                           (ii) If the Employee becomes permanently disabled within the meaning of, and begins actually to receive disability benefits under, the long-term disability plan applicable to the Employee immediately prior to the Change in Control; or

                           (iii)    Cause.

If, during the Severance Period, the Employee's employment is terminated by the Company or any Subsidiary other than pursuant to Section 2(a), the-Employee will be entitled to the benefits provided by Section 3.

                  (b) In the event of a Change in Control, the Employee may terminate employment with the Company and any Subsidiary during the Severance Period with the right to severance compensation as provided in Section 3 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination has occurred, including other employment):

                           (i) the failure to maintain the Employee in the position, or a substantially equivalent position, with the Company and/or a Subsidiary that the Employee held immediately prior to a Change in Control;

                           (ii) (A) a reduction in the Employee's Base Pay or (B) the termination or reduction of the Employee's rights to Employee Benefits (including any reduction or termination of the Employee's opportunity to earn Incentive Pay pursuant to any plan or program in effect immediately prior to the Change in Control), in either case which is not remedied by the Company within 10 calendar days after receipt by the Company of notice from the Employee of such reduction or termination; or

                           (iii) the Company requires the Employee to have his principal place of work changed to any location that is more than 35 miles from the location thereof immediately prior to the Change in Control, without his prior written consent.

                  (c) A termination by the Company or a Subsidiary pursuant to Section 2(a) or by the Employee pursuant to Section 2(b) will not affect any rights that the Employee may have pursuant to any agreement, plan or policy of the Company or a Subsidiary providing Employee Benefits, which rights shall be governed by the terms thereof.

                  3. Severance Compensation. (a) If, following the occurrence of a Change in Control, the Company or a Subsidiary terminates the Employee's employment during the Severance Period other than pursuant to Section 2(a), or if the Employee terminates his employment pursuant to Section 2(b), the Company will (1) pay or cause to be paid to the Employee the amounts described in Sections 3(b), 3(c), 3(d) and 3(e) within five business days after the Termination Date, (2) continue to provide to the Employee the benefits described in Section 3(f) for the period described therein, and (3) provide the Employee the benefits described in Section 3(g) for the period described therein.

                  (b) A lump sum payment in an amount equal to all Base Pay and Incentive Pay owed to the Employee for periods on or prior to the Termination Date.

                  (c) A lump sum payment in an amount equal to two times the Base Pay (at the highest rate in effect for any period prior to the Termination Date).

                  (d) A lump sum payment equal to two times Incentive Pay (in an amount equal to the highest amount of Incentive Pay earned by the Employee in any calendar year during the three calendar years immediately preceding the calendar year in which the Change in Control occurred).

                  (e) In the event that the Termination Date occurs after June 30 in any calendar year, a lump sum payment equal to one times Incentive Pay (in an amount equal to the highest amount of Incentive Pay earned by the Employee in any calendar year during the three calendar years immediately preceding the calendar year in which the Change in Control occurred), multiplied by a fraction, the numerator of which is the number of days between (and including) January 1 of the calendar year in which the Termination Date occurs and the Termination Date, and the denominator of which is 365.

                  (f) For a period of 24 months following the Termination Date (the "Continuation Period"), the Company will provide or arrange to provide the Employee with Employee Benefits that are welfare benefits (but not stock option, stock purchase or similar stock-based benefits) substantially similar to those that the Employee was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 2(b)(ii)). If and to the extent that any benefit described in this Section 3(f) is not or cannot be paid or provided under any Company plan or program, then the Company will pay or provide for the payment to the Employee, his dependents and beneficiaries, of such Employee Benefits. Without otherwise limiting the purposes of Section 4, Employee Benefits otherwise receivable by the Employee pursuant to this Section 3(f) will be reduced to the extent comparable welfare benefits are actually received by the Employee from another employer during the Continuation Period following the Employee's Termination Date, and any such benefits actually received by the Employee shall be reported by the Employee to the Company.

                  (g) For the Continuation Period, the Company will pay (or promptly reimburse the Employee for) the cost of Employee outplacement services selected by the Employee; provided that the cost thereof paid by the Company shall not exceed $30,000.

                  (h) Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 3 will survive any termination or expiration of this Agreement or the termination of the Employee's employment following a Change in Control for any reason whatsoever.

                  4. No Mitigation Obligation. The payment of the severance compensation by the Company to the Employee in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Employee will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, except as expressly provided in the last sentence of Section 3(f).

                  5. Employment Rights. Nothing in this Agreement will create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

                  6. Withholding of Taxes. The Company or a Subsidiary may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company or a Subsidiary is required to withhold pursuant to any applicable law, regulation or ruling.

                  7. Legal Fees and Expenses. It is the intent of the Company that the Employee not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Employee's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee under this Agreement. Accordingly, if it should appear to the Employee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Employee the benefits provided or intended to be provided to the Employee hereunder, the Company irrevocably authorizes the Employee from time to time to retain counsel of Employee's choice, at the expense of the Company as hereafter provided, to advise and represent the Employee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Without respect to whether the Employee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Employee in connection with any of the foregoing; provided that, in regard to such matters, the Employee has not acted in bad faith or with no colorable claim of success. The fees and expenses of counsel solicited from time to time by the Employee shall be paid, or reimbursed to the Employee if paid as promptly as practicable (and in any event within 15 calendar days) upon presentation of a statement or statements prepared by such counsel in accordance with its customary practices.

                  8. Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement (or any other agreement to which the Employee is a party, including any stock option agreement) would be an "Excess Parachute Payment," within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment. The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by either the Employee or the Company, by a firm of independent accountants or a law firm selected by the Company and reasonably acceptable to the Employee. The fact that the Employee's right to payments or benefits may be reduced by reason of the limitations contained in this Section 8 shall not of itself limit or otherwise affect any other rights of the Employee other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 8, the Employee shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 8. The Company shall provide the Employee with all information reasonably requested by the Employee to permit the Employee to make such designation. In the event that the Employee fails to make such designation within 10 business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.

                  9. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

                  (a) "Base Pay" means the Employee's annual base salary, at the rate as in effect from time to time.

                  (b) "Cause" means that, prior to any termination pursuant to Section 2(b), the Employee shall have:

                  (i) been convicted of a criminal violation involving fraud, embezzlement or theft;

                  (ii) committed intentional wrongful damage to property of the Company or any Subsidiary; or

                  (iii) committed intentional wrongful disclosure of confidential information of the Company or any Subsidiary;

and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Employee shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional' only if done or omitted to be done by the Employee not in good faith and without reasonable belief that the Employee's action or omission was in the best interest of the Company. Nothing herein will limit the right of the Employee or his beneficiaries to contest the validity of any determination by the Company to terminate the Employee for Cause.

                  (c) "Change in Control" means any transaction or series of transactions, the result of which causes any person (as the term "person" is used in Section 13(d)(3) of the Securities Exchange Act (any such person being hereafter referred to as a "Person"), other than one or more members of the Winspear Family, to become the beneficial owner (as the term "beneficial owner" is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Securities Exchange Act) of securities representing more than 50% of the combined voting power of the then-outstanding Voting Stock of the Company. For the purpose of this Agreement, any Person (including any member of the Winspear Family) shall be deemed to beneficially own shares of Voting Stock of the Company held directly or indirectly in accordance with Rule 13d-3.

                  (d) "Employee Benefits" means the benefits provided under the employee benefit plans and programs in which Employee is entitled to participate, including any retirement income or welfare benefit, incentive compensation, life, health or other insurance (whether funded by actual insurance or self insured by the Company or any Subsidiary), disability, automobile allowance and other employee benefit policies, plans or programs that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

                  (e) "Incentive Pay" means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto; provided that the Incentive Pay shall not include any stock options or other stock-based compensation.

                  (f) "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the second anniversary of the occurrence of the Change in Control.

                  (g) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock, including AMC Management Company, a Delaware business trust.

                  (h) "Term" means the period commencing as of the Effective Date and expiring as of the later of (i) the close of business on December 31, 2003 or (ii) the expiration of the Severance Period; provided, however, that if, prior to a Change in Control, the Employee ceases for any reason to be an employee of the Company and any Subsidiary, the Term shall be deemed to have expired and this Agreement will immediately terminate without further action and be of no further effect.

                  (i) "Termination Date" means the date on which the Employee's employment with the Company or a Subsidiary is terminated.

                  (j) "Voting Stock" means securities entitled to vote generally in the election of directors or the equivalent.

                  (k) "Winspear Family" means William W. Winspear, his affiliates (including the Winspear Family Limited Partnership and Winspear Family Investments Ltd.), the members of his immediate family (as the term "immediate family" is defined in Rule 16a-l(e) or any successor rule under the Securities Exchange Act), any trust established for the benefit of William W. Winspear or members of his immediate family and any private charitable foundation controlled by William W. Winspear or members of his immediate family.

                  10. Successors and Binding Agreement. (a) This Agreement is binding upon the Company and any successor to the Company (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable by the Company.

                  (b) This Agreement will inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

                  (c) This Agreement is personal in nature, and neither party shall, without the consent of the other, assign this Agreement or any rights or obligations hereunder except as provided in this Section 10.

                  11. Notices. For all purposes of this Agreement, all notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when hand delivered or five business days after having been mailed by certified mail, return receipt requested, addressed to the Company (to the attention of the Secretary of the Company) at its principal Employee office and to the Employee at his principal residence, or to such other address as any party may have furnished to the other in writing, except that notices of changes of address shall be effective only upon receipt.

                  12. Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

                  13. Validity. If any provision of this Agreement is held invalid or otherwise unenforceable, the remainder of this Agreement will not be affected, and the provision so held to be invalid or otherwise unenforceable will be reformed to the extent (and only to the extent) necessary to make it valid or enforceable.

                  14. Certain Matters. Without limiting the rights of the Employee at law or in equity, if the Company or a Subsidiary fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

                  15. Amendments. No provision of this Agreement may be modified unless such modification is agreed to in writing and signed by the Employee and the Company.

                  16. Prior Agreement. This Agreement supercedes the Prior Agreement, which Prior Agreement shall, without further action, be terminated as of the date hereof.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

                                    ASSOCIATED MATERIALS INCORPORATED

                                    By:    /s/ Robert L. Winspear
                                         --------------------------------------
                                         Robert L. Winspear, Vice President and
                                         Chief Financial  Officer

                                    /s/ John F. Haumesser
                                    ------------------------------------------
                                    John F. Haumesser